Exhibit 10.26

WAGEWORKS INC.

2011 BONUS PLAN

EXECUTIVE OFFICERS

PURPOSE OF THE PLAN

This 2011 Bonus Plan (the “Plan”) is intended to promote the financial interests of WageWorks, Inc., a Delaware corporation (the “Company”), by providing Executive Officers with the opportunity to receive additional compensation (“Bonus”) above their base salaries in an amount determined on the basis of the Company’s financial performance and attainment of Company and individual goals during the 2011 fiscal year.

ADMINISTRATION OF THE PLAN

The Company’s Chief Executive Officer and Senior Vice President of Human Resources, along with the Plan Administrator (as such term is defined below) shall have the sole and exclusive power and authority to select the Executive Officers who are eligible to participate in the Plan (each a “Participating Officer,” as defined in further detail below).

For purposes of this Plan, the term “Plan Administrator” shall refer to The Compensation Committee of the Company’s Board of Directors.

The Plan Administrator, acting within the scope of its administrative functions under the Plan, is hereby authorized to establish such rules and regulations, as it may deem appropriate, for proper administration of the Plan, and to make such determinations under and issue such interpretations of the Plan, as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all Participating Officers.

ELIGIBILITY

The Plan Administrator, in consult with the Company’s Senior Vice President of Human Resources and Company’s Chief Executive Officer, shall have full authority to determine which individuals are eligible to participate in the Plan, and the time when such individuals commence and cease to be Participating Officers.

PARTICIPATION

A “Participating Officer” is defined as an officer of the Company who is selected by the Plan Administrator to participate in this Plan and who has executed the Plan document. No Bonus under this Plan shall be payable unless the individual selected for participation has agreed to the terms of this Plan and executed the Plan document. Participating Officers will be eligible to receive a Bonus that is calculated as a percentage of the Bonus Target identified for that individual on the attached Exhibit A, subject to the requirements further outlined below.

EMPLOYMENT CONDITIONS

Employment.

Notwithstanding any other provision of this Plan, or any other policies, procedures or any other agreement between the Company and the Participating Officer, an individual shall cease to be a Participating Officer, and shall not be eligible or otherwise entitled to any Bonus payment under the Plan, if that Participating Officer’s employment with the Company terminates for any reason at any time prior to the completion of the Bonus Period (as defined below) or the date of payment of the Bonus; provided, however, that should the Participating Officer’s employment terminate by reason of death or Disability (as defined below) after completion of the Bonus Period but prior to the date of payment of the Bonus payment, then such individual’s Bonus (if any) shall be determined in accordance with the language below.

Termination Due to Death or Disability.

Death.

Should a Participating Officer die after the completion of the Bonus Period, but prior to the date of the Bonus payment, then the representative of the Participating Officer’s estate shall be paid any Bonus to which the Participating Officer would have otherwise been entitled under the terms of this Plan, based on the Company’s actual financial performance for such fiscal year, had he or she continued in the Company’s employ through the date of the Bonus payment. The payment of such Bonus (if any) shall be made in accordance with the payment provisions outlined below. Such representative must provide official documents to the Company that identifies it as the official representative of the Participating Officer’s estate.

Disability.

Should the Participating Officer’s employment terminate due to his or her Disability after the completion of the Bonus Period, but prior to the date of the Bonus payment, then the Participating Officer shall be paid any Bonus to which he or she would have otherwise been entitled under the terms of this Plan, based on the Company’s actual financial performance for such fiscal year, had he or she continued in the Company’s employ through the date of the Bonus payment. The payment of such Bonus (if any) shall be made in accordance with the payment provisions outlined below.

For the sole purpose of this Plan, the term “Disability” shall mean the inability of the Participating Officer, by reason of any injury or illness, to properly perform the normal duties and responsibilities of his/her position with the Company for a period of more than one hundred eighty (180) consecutive days.

Leave of Absence.

Should a Participating Officer take an approved leave of absence during the Bonus Period, then the Bonus that may be payable under this Plan for that Participating Officer shall be limited to the dollar amount obtained by multiplying (i) the Bonus which would have otherwise been payable to such Participating Officer under this Plan had he or she not taken such leave of absence by (ii) a fraction, the numerator of which is the total number of months of the Participating Officer’s actual service during the Bonus Period and the denominator of which is the twelve (12) calendar months comprising the Bonus Period. For purposes of such calculation, an individual shall, to the extent not prohibited by law, be credited with a full month of service for each month during which that individual is not on a leave of absence for fifty percent (50%) or more of the business days in that month. Any Bonus payable to a Participating Officer who is subject to this section shall be paid in accordance with the provisions outlined below.

Mid-Year Designations of Participation and Changes in Eligibility.

For individuals who are initially designated as Participating Officers due to commencement of employment with the Company, or as a result of other employment-related action in which the effective date of the action is after January 1, 2011, but prior to October 1, 2011, the bonus that may be payable under this Plan for that Participating Officer shall be limited to the dollar amount obtained by multiplying (i) the Bonus which would have otherwise been payable to such Participating Officer under this Plan had he or she been designated as a Participating Officer for the full Bonus Period by (ii), a fraction, the numerator of which is the total number of months during the Bonus Period in which the Participating Officer was designated as such and the denominator of which is the twelve (12) calendar months comprising the Bonus Period. For purposes of this calculation, an individual shall, to the extent not prohibited by law, be credited with a full month of service for each month in which the individual was designated as a Participating Officer for fifty percent (50%) or more of the business days in that month.

Individuals may not be designated as Participating Officers, and are not eligible to participate in the Plan for the 2011 Bonus Period, if (i) their employment with the Company begins on or after October 1, 2011 or (ii) the effective date of the employment-related action that would result in their designation as a Participating Officer is on or after October 1, 2011.

EFFECTIVE DATE AND TERM OF PLAN/BONUS PERIOD

1. The Plan shall become effective on the date it is adopted by the Plan Administrator.

2. The “Bonus Period” for any Bonus payable to a Participating Officer under the Plan shall be the period beginning on January 1, 2011 and ending on December 31, 2011. Payment of Bonuses for such Bonus Period shall be made as soon as reasonably practical following the close of the 2011 fiscal year, unless the Compensation Committee determines it is in the Company’s best interest to wait until the Audit Committee of the Company’s Board of Directors has certified the results of the audit of the 2011 fiscal year. In no event shall any Bonus be paid under the Plan prior to January 1, 2012 or later than December 31, 2012. In order for a Participating Officer to be eligible to receive a Bonus for such period, the Participating Officer must be actively employed and in good standing on the date of any Bonus payout, except as otherwise provided in herein.

3. The Plan may be terminated at any time if the Company deems it advisable to discontinue the Plan.

DETERMINATION OF BONUS

Determinations of actual Bonuses to be paid to Participating Officers are determined in the sole discretion of the Plan Administrator, taking into account the following three factors that are more specifically defined below: (a) the Company’s financial performance, as measured by actual adjusted EBITDA against the Company’s 2011 EBIDTA Target (45%), (b) achievement of an overall Company objective (40%), and (c) achievement of individual objectives (15%), as well as any other factors that the Plan Administrator deems relevant at the time it determines the actual Bonuses to be paid to Participating Officers.

(a)	For Bonus purposes, EBITDA will be adjusted as follows:

(i)	The compensation costs for the 2011 fiscal year for share based payments that must otherwise be amortized for financial reporting purposes pursuant to ASC Topic 718 Compensation – Stock Compensation (Statement of Financial Accounting Standards No. 123 (as revised)) shall be added back into the determination of EBITDA for that fiscal year.

(ii)	The financial results of any businesses acquired by the Company during the 2011 fiscal year shall not be taken into account in the calculation of EBITDA for that fiscal year, unless the EBITDA of the acquired business was included in the budgeted EBITDA Target approved by the Board.

(iii)	EBITDA will be calculated to include the effect of Bonuses paid to Officers of the Company, including Bonuses paid according to this plan.

(b)	2011 Company Financial Performance (45%)

Each Participating Officer will be eligible to receive an amount ranging from 40.5% to a maximum of 67.5% of his or her Bonus Target based on actual adjusted 2011 EBITDA, calculated according to the following formula:

(i)	If actual adjusted 2011 EBITDA is equal to $27.0 Million (Target EBITDA), then each Participating Officer shall be eligible to receive a payment of up to 45% of his or her Bonus Target.

(ii)	If actual adjusted EBITDA is equal to or greater than $26.5 Million, then each Participating Officer shall be eligible to receive a payment ranging from 40.5% to 67.5% of his or her Bonus Target, calculated as outlined below, between actual adjusted 2011 EBITDA and Target EBITDA. In no event shall this payment exceed 67.5% of the Bonus Target.

•	Less than $26.5M = 0%

•	$26.5M = 40.5%

•	$27.0M = 45.0%

•	$27.5M = 49.5%

•	$28.0M = 54.0%

•	$28.5M = 58.5%

•	$29.0M = 63%

•	$29.5M and greater = 67.5%

•	Calculation between each designated segment above is determined on a linear basis.

(iii)	If actual adjusted 2011 EBITDA is less than $26.5 Million, then no Participating Officer shall be eligible to receive any payment towards this 45% portion of his or her Bonus Target.

(c)	Achievement of an Overall Company Objective (40%)

If actual adjusted 2011 EBITDA is equal to or greater than $26.5 Million, each Participating Officer will be eligible to receive up to 40% of his or her Bonus Target based on achievement of the Company objective as listed herein.

If actual adjusted 2011 EBITDA is less than $26.5 Million, then no Participating Officer shall be eligible to receive any payment towards this 40% portion of his or her Bonus Target.

For Executive Officers of the Company, the overall Company objective will be as follows:

Each Participating Officer will be eligible to receive an amount ranging from 36% to a maximum of 50% of his or her Bonus Target based on organic revenue growth, calculated according to the following formula:

(i)	If actual adjusted organic revenue growth is equal to 5%, then each Participating Officer shall be eligible to receive a payment of up to 40% of his or her Bonus Target.

(ii)	If actual adjusted organic revenue growth is equal to or greater than 4.5% growth, then each Participating Officer shall be eligible to receive a payment ranging from 36% to 50% of his or her Bonus Target, calculated on a pro rata basis, between actual adjusted organic revenue growth and Target organic revenue growth. In no event shall this payment exceed 50% of the Bonus Target.

(iii)	If actual adjusted organic revenue growth is less than 4.5%, then no Participating Officer shall be eligible to receive any payment towards this 40% portion of his or her Bonus Target.

Actual Adjusted Organic Revenue Growth Calculation:

(Actual Adjusted Organic Revenue in January 2012) Divided By

(Actual Adjusted Organic Revenue in January 2011) -1 = percentage growth

Actual Adjusted Organic Revenue is defined as:

Total revenue, less “run out” and “grace period” fees, less any revenue from any portfolio purchased during 2011, and adding back any client credits or other concessions.

2011 January Adjusted Organic Revenue is $10,551,272

(WageWorks + MHM + PBS + Fringe Benefits Management Company)

(d)	Achievement of Individual Objectives (15%)

If actual adjusted 2011 EBITDA is equal to or greater than $26.5 Million, each Participating Officer will be eligible to receive up to 15% of his or her Bonus Target based on achievement of his or her individual objectives, as determined by the Plan Administrator in its sole discretion, listed on Exhibit A attached hereto and incorporated herein by reference.

If actual adjusted 2011 EBITDA is less than $26.5 Million, then no Participating Officer shall be eligible to receive any payment towards this 15% portion of his or her Bonus Target.

UNFUNDED PLAN/NO ASSIGNABILITY

No amounts payable under this Plan shall actually be funded, set aside, or otherwise segregated prior to actual payment. The obligation to pay Bonuses, if any, under this Plan will at all times be an unfunded and unsecured obligation of the Company. The Participating Officers will have the status of general creditors of the Company and shall look solely and exclusively to the general assets of the Company for payment.

No Participating Officer shall have the right to any amount of Bonus under this Plan, to alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Participating Officer’s creditors or to attachment, execution or other process of law.

AMENDMENT OF THE PLAN

Subject to the requirements of applicable laws, the Plan Administrator shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects and for any reason, and at any time prior to completion of the Bonus Period. This power and authority includes, without limitation and without consideration for whether the amendment or modification adversely affects the Participating Officers, amending the Plan, cancelling the Plan and/or modifying Target Bonuses, Bonus potentials or any performance objectives.

WITHHOLDING

Any amounts payable to a Participating Officer under the Plan shall be subject to the Company’s collection of all applicable Federal, state, local and foreign income and employment tax withholding requirements.

NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon any individual any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company to terminate such person’s employment or service relationship at any time for any reason, with or without cause.

CHOICE OF LAW

The laws of the state in which the Officer declares his or her state of residency for tax purposes for the fiscal year shall govern the interpretation of this Agreement.